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                                                                      EXHIBIT 11
                          BEARINGS, INC. AND SUBSIDIARIES
                          -------------------------------
                        Computation of Net Income Per Share
                                    (Unaudited)
                          (Thousands, except per share amounts)



                                     Three Months Ended           Six Months Ended
                                        December 31                 December 31
                                    1994          1993          1994           1993
                                  ---------     ---------     ---------     ---------
  Average Shares Outstanding
  --------------------------

1. Average common shares
   outstanding                        7,708         7,561         7,642         7,547

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                       141           122           145           123
                                  ---------     ---------     ---------     ---------

3. Adjusted average common
   shares outstanding for
   fully diluted computation          7,849         7,683         7,787         7,670
                                  =========     =========     =========     =========

   Net Income
   ----------

4. Net income as reported in
   statements of consolidated
   income                         $   3,353     $   2,314     $   6,372     $   4,712
                                  =========     =========     =========     =========

   Net Income Per Share
   --------------------

5. Net income per average
   common share outstanding
   (4/1)                          $    0.44     $    0.31     $    0.83     $    0.62
                                  =========     =========     =========     =========

6. Net income per common
   share on a fully
   dilutive basis (4/3)           $    0.43(A)  $    0.30(A)  $    0.82(A)  $    0.61(A)
                                  =========     =========     =========     =========

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.
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